THERMON REPORTS FISCAL 2018 RESULTS

SAN MARCOS, Texas, May 24, 2018 -- Thermon Group Holdings, Inc. (NYSE:THR) (the "Company," "Thermon," "we" or "our") today announced consolidated financial results for the fourth quarter ("Q4 2018") and the fiscal year ended March 31, 2018 ("Fiscal 2018").

Fiscal 2018 highlights, compared to the fiscal year ended March 31, 2017 ("Fiscal 2017")

•Acquired Thermon Heating Systems ("THS"), expanding our addressable market by approximately 50%
•Increased revenue, orders and backlog by 17%, 13% and 49%, respectively
•Improved gross margin by 420 basis points to 46.6%
•Fully diluted GAAP EPS for Fiscal 2018 was $0.36, a decrease of 20% compared to $0.45
•Non-GAAP Adjusted EPS* was $0.99 for Fiscal 2018, an increase of 46% compared to $0.68

Q4 2018 highlights, compared to the three months ended March 31, 2017 ("Q4 2017")

•	Increased revenue by 52%

•	Improved gross margin by 380 basis points to 45.6%

•	Fully diluted GAAP EPS for Q4 2018 was $0.18 per share, an increase of 80% compared to $0.10
•Non-GAAP Adjusted EPS* for Q4 2018 was $0.34 per share, an increase of 113% compared to $0.16

•	Executed optional debt prepayment of $25.0 million or 10% of aggregate principal

*
Please note that the Company now presents Non-GAAP Adjusted EPS to include the impact of intangible amortization. See the table "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" for an explanation of the adjustments.

"We are pleased with the progress of the integration of the THS business and with its financial performance, which exceeded expectations in the first five months of ownership. Our organic business had a strong fourth quarter as well, with sales increasing 15%, operating income increasing 78% and backlog remaining near historic record levels. As we move past the peak heating season into lower seasonality of the summer months, we are encouraged by the strength in our backlog. Looking forward to the upcoming fiscal year, we anticipate that the combined organization will grow top line revenue approximately 17% to 20% compared to Fiscal 2018," said Bruce Thames, Thermon's President and Chief Executive Officer.

During Q4 2018, the Company generated revenue of $102.6 million versus $67.6 million in Q4 2017, an increase of $35.0 million or 52%. Organic revenue was $77.6 million and revenue from THS was $25.0 million in Q4 2018. During Q4 2018, organic Greenfield and MRO/UE (facility maintenance, repair and operations and upgrade or expansion) activity accounted for 42% and 58% of revenue, respectively. Most of the revenue contributed by THS would be considered MRO/UE.

Gross margin during Q4 2018 was 45.6% compared to 41.8% in Q4 2017. Gross margin was favorably impacted by improved Greenfield pricing leverage and project execution from our organic business. THS product mix during the peak heating season also favorably impacted gross margin by 130 basis points in Q4 2018.

Q4 2018 orders were $94.5 million versus $69.4 million in Q4 2017, an increase of $25.1 million or 36%. In Q4 2018, organic orders were $72.9 million and orders from THS were $21.6 million. Q4 2018 backlog of $159.6 million represents a $52.7 million increase, or 49%, over Q4 2017 backlog of $106.9 million. For Q4 2018, organic backlog was $128.0 million and backlog from THS was $31.7 million.

Q4 2018 net income attributable to Thermon and GAAP EPS were $6.1 million and $0.18 per fully diluted common share, respectively, compared to $3.3 million and $0.10 per fully diluted common share, respectively, in Q4 2017. After taking into account certain one-time charges (see table, Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS), the Company generated Adjusted Net Income (former presentation) in Q4 2018 of $7.1 million and Adjusted EPS (former presentation) of $0.22 per fully diluted common share compared to $3.3 million and $0.10 per fully diluted common share, respectively, in Q4 2017.

With the recent THS acquisition, we will incur incremental intangible amortization for the foreseeable future. Combined with the legacy Thermon business, intangible amortization increased to $5.7 million in Q4 2018 from $3.0 million in Q4 2017. The impact of intangible amortization, net of tax, to GAAP EPS was $0.12 and $0.06 in Q4 2018 and Q4 2017, respectively. Accordingly, Adjusted EPS (new presentation) was $0.34 and $0.16 in Q4 2018 and Q4 2017, respectively. See the table "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" for an explanation of the adjustments.

Adjusted EBITDA was $22.6 million in Q4 2018 as compared to $10.4 million in Q4 2017, an increase of $12.2 million or 117%. THS contributed $7.7 million to Adjusted EBITDA in Q4 2018.

In Fiscal 2018, the Company generated revenue of $308.6 million compared to $264.1 million in Fiscal 2017, an increase of $44.5 million or 17%. Organic revenue was $267.6 million and revenue from THS was $41.0 million in Fiscal 2018. Gross margin during Fiscal 2018 was 46.6% compared to 42.4% in Fiscal 2017. Organically, our mix of Greenfield and MRO/UE sales was 37% and 63% in Fiscal 2018 compared to 39% and 61% in Fiscal 2017, respectively. Fiscal 2018 orders were $327.5 million versus $289.8 million in Fiscal 2017, an increase of $37.7 million or 13%. In Fiscal 2018, organic orders were $288.5 million and orders from THS were $39.0 million.

Fiscal 2018 net income attributable to Thermon and GAAP EPS were $11.9 million and $0.36 per fully diluted common share, respectively, compared to $14.6 million and $0.45 per fully diluted common share, respectively, in Fiscal 2017. After taking into account certain one-time charges (see table, Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS), the Company generated Adjusted Net Income (former presentation) in Fiscal 2018 of $20.7 million and Adjusted EPS (former presentation) of $0.63 per fully diluted common share compared $14.1 million and $0.43 per fully diluted common share, respectively, during Fiscal 2017.

Intangible amortization was $16.4 million in Fiscal 2018 compared to $11.8 million in Fiscal 2017. The impact of intangible amortization, net of tax, to GAAP EPS was $0.36 and $0.25 in Fiscal 2018 and Fiscal 2017, respectively. Accordingly, Adjusted EPS (new presentation) was $0.99 and $0.68 in Fiscal 2018 and Fiscal 2017, respectively. See the table "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" for an explanation of the adjustments.

Adjusted EBITDA was $64.8 million in Fiscal 2018 as compared to $43.3 million in Fiscal 2017, an increase of $21.5 million or 50%. THS contributed $12.2 million to Adjusted EBITDA in Fiscal 2018.

During Q4 2018, the Company made an optional debt prepayment of $25 million, or 10% of the original aggregate principal amount of $250 million. As of March 31, 2018, the Company's net debt (outstanding debt principal less cash on hand) was 2.6 times trailing twelve month Adjusted EBITDA. This compares to a net debt to Adjusted EBITDA ratio of 3.4 at the time the THS acquisition closed on October 30, 2017.

Outlook

We anticipate total revenue for the combined business to reach $360.0 million to $370.0 million for the fiscal year ending March 31, 2019 ("Fiscal 2019"). We expect organic revenue to grow 3% to 5% compared to Fiscal 2018. In addition, we expect THS revenue contribution between $85.0 million to $90.0 million for Fiscal 2019.

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss Q4 2018 and full fiscal 2018 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, and complementary products and services for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted Net Income," "Free cash flow" and "Return on equity," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income attributable to Thermon before acquisition-related expenses, a one-time loss on certain foreign currency hedges entered into in connection with the THS acquisition, a one-time repatriation tax on deferred foreign income as a result of the tax reform legislation, adjustments to our deferred tax liability for a tax rate change, amortization of other intangible assets and the income tax effect on any non-tax adjustments, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income attributable to Thermon before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, income attributable to non-controlling interests, acquisition-related expenses and a one-time loss on certain foreign currency hedges entered into in connection with the THS acquisition. "Return on equity" for the three month periods ended March 31, 2018 and 2017, represents Adjusted EBITDA for each respective period that is multiplied by four to represent a full year's results, divided by the average of total equity at March 31 and December 31 for each respective period. "Return on equity" for the year ended March 31, 2018 and 2017, represents Adjusted EBITDA for each respective year, divided by the average of total equity for each respective fiscal year. We believe that the average total equity properly accounts for net income that occurred during the three months and years ended March 31, 2018 and 2017. "Free cash flow" represents cash provided by operating activities less cash used for the purchase of property, plant and equipment, net of sales of rental equipment and proceeds from sales of land and buildings.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted Net Income or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted Net Income and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free cash flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted Net Income, Free cash flow and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted Net Income, Return on equity and Free cash flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income attributable to Thermon Adjusted EBITDA and Return on Equity," "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy, chemical processing and power generation capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to domestic and international operations; (ix) our ability to protect data and thwart potential cyber attacks; (x) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xi) a material disruption at any of our manufacturing facilities; (xii) our dependence on subcontractors and suppliers; (xiii) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xiv) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xv) changes in costs of raw materials; (xvi) our ability to develop and market new products; (xvii) the extent to which federal, state, local, and foreign governmental regulations of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xviii) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, to be filed with the Securities and Exchange Commission on or prior to May 30, 2018. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Sarah Alexander

(512) 396-5801

Investor.Relations@thermon.com

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Selected Balance Sheet Data
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Sales	$102,582	$67,582	$308,608	$264,130
Cost of sales	55,759	39,308	164,798	152,199
Gross profit	46,823	28,274	143,810	111,931
Operating expenses:
Marketing, general and administrative and engineering	26,634	19,282	91,096	74,313
Stock compensation expense	892	744	3,519	3,402
Impairment of goodwill and intangibles	—	—	—	—
Amortization of intangible assets	5,744	2,968	16,459	11,772
Income from operations	13,553	5,280	32,736	22,444
Interest income and expense, net	(3,331)	(555)	(6,721)	(2,561)
Loss on refinance of debt	—	—	(376)	—
Debt cost amortization	(1,224)	(92)	(1,658)	(391)
Interest expense, net	(4,555)	(647)	(8,755)	(2,952)

Other expense	(32)	(254)	(5,595)	(410)
Income before provision for taxes	8,966	4,379	18,386	19,082
Income tax expense	2,372	1,030	5,170	4,098
Net income	6,594	3,349	13,216	14,984

Income attributable to non-controlling interests	537	98	1,306	343
Net income attributable to Thermon	$6,057	$3,251	$11,910	$14,641

Net income per common share:
Basic income per share	$0.19	$0.10	$0.37	$0.45
Diluted income per share	$0.18	$0.10	$0.36	$0.45
Weighted-average shares used in computing net income per common share:
Basic common shares	32,469	32,344	32,424	32,302
Fully-diluted common shares	32,967	32,759	32,797	32,633

	March 31, 2018 (unaudited)	March 31, 2017
Cash	$33,879	$42,842
Total debt	225,000	80,476
Total equity	340,849	312,501

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended March 31, 2018	Year Ended March 31, 2017
Net income attributable to Thermon	$6,057	$3,251	$11,910	$14,641
Interest expense, net	4,555	647	8,755	2,952
Income tax expense	2,372	1,030	5,170	4,098
Depreciation and amortization expense	7,932	4,630	24,420	17,832
EBITDA (non-GAAP basis)	$20,916	$9,558	$50,255	$39,523
Stock compensation expense	892	744	3,519	3,402
Income attributable to non-controlling interests	537	98	1,306	343
CCI acquisition related foreign exchange losses	—	—	5,594	—
CCI acquisition related expenses	259	—	4,093	—
Adjusted EBITDA (non-GAAP basis)	$22,604	$10,400	$64,767	$43,268

Adjusted EBITDA - Annualized for a full fiscal year (non-GAAP basis)	$90,416	$41,600	$64,767	$43,268

Average total equity for the three and twelve month periods ended March 31, 2018 and 2017, respectively	$338,372	$308,390	$326,675	$305,601

Return on Equity (non-GAAP basis)	27%	13%	20%	14%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

Adjusted Net Income and Adjusted EPS	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended March 31, 2018	Year Ended March 31, 2017	Adjustment to:

GAAP net income attributable to Thermon	$6,057	$3,251	$11,910	$14,641

CCI acquisition related foreign exchange losses	—	—	5,594	—	Operating expense
CCI acquisition related expenses	259	—	4,093	—	Operating expense
Tax reform and transaction related tax expense	214	—	1,014	—	Income tax expense
Accelerated amortization on optional debt reduction	880	—	880	—	Interest expense
Release of deferred tax liability for undistributed foreign earnings and uncertain tax positions	—	—	(554)	(555)	Income tax expense
Tax effect of non-tax adjustments	(301)	—	(2,260)	$—	Income tax expense
Adjusted net income (non-GAAP) (former presentation)	$7,109	$3,251	$20,677	$14,086

Adjusted fully-diluted earnings per common share (non-GAAP) (former presentation)	$0.22	$0.10	$0.63	$0.43

Amortization of intangible assets	5,744	2,968	16,459	11,772
Tax effect of intangible amortization	(1,604)	(921)	(4,687)	(3,626)
Adjusted net income (non-GAAP) (new presentation)	$11,249	$5,298	$32,449	$22,232

Impact of intangible amortization to fully-diluted earnings per share (non-GAAP)	$0.12	$0.06	$0.36	$0.25

Adjusted-fully diluted earnings per common share (non-GAAP) (new presentation)	$0.34	$0.16	$0.99	$0.68

Fully-diluted common shares	32,967	32,759	32,797	32,633

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended March 31, 2018	Year Ended March 31, 2017
Cash provided by operating activities	$10,727	$13,724	$21,915	$26,179
Less: Cash used for purchases of property, plant and equipment	(3,826)	(2,802)	(10,008)	(8,228)
Plus: Sale of rental equipment	467	83	936	350
Plus: Proceeds from sales of land and buildings	—	—	—	811
Free cash flow provided (non-GAAP)	$7,368	$11,005	$12,843	$19,112